Exhibit 4.2

EIGHTH SUPPLEMENTAL INDENTURE, dated as of [ • ], 2024 (this “Eighth Supplemental Indenture”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Issuer”), Saints MD Subsidiary, Inc., a Maryland corporation (f/k/a Spirit Realty Capital, Inc.), as guarantor (the “Guarantor”), and, U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Trustee executed an indenture, dated as of August 18, 2016 (the “Base Indenture”), as amended and supplemented by (i) the first supplemental indenture dated as of August 18, 2016 (the “First Supplemental Indenture”), by and among the Issuer, the Guarantor and the Trustee, relating to the 4.450% Notes due 2026 (the “2026 Notes”), (ii) the second supplemental indenture dated as of June 27, 2019 (the “Second Supplemental Indenture”), by and among the Issuer, the Guarantor and the Trustee, relating to the 4.000% Notes due 2029 (the “2029 Notes”), (iii) the third supplemental indenture dated as of September 16, 2019 (the “Third Supplemental Indenture”), by and among the Issuer, the Guarantor and the Trustee, relating to the 3.200% Notes due 2027 (the “2027 Notes”), (iv) the fourth supplemental indenture dated as of September 16, 2019 (the “Fourth Supplemental Indenture”), by and among the Issuer, the Guarantor and the Trustee, relating to the 3.400% Notes due 2030 (the “2030 Notes”), (v) the fifth supplemental indenture dated as of August 6, 2020 (the “Fifth Supplemental Indenture”), by and among the Issuer, the Guarantor and the Trustee, relating to the 3.200% Notes due 2031 the “2031 Notes”), (vi) the sixth supplemental indenture dated as of March 3, 2021 (the “Sixth Supplemental Indenture”), by and among the Issuer, the Guarantor and the Trustee, relating to the 2.100% Notes due 2028 (the “2028 Notes”) and (vii) the seventh supplemental indenture dated as of March 3, 2021 (the “Seventh Supplemental Indenture” and, collectively with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Supplemental Indentures” and each a “Supplemental Indenture” and, the Supplemental Indentures together with the Base Indenture, the “Indenture”), by and among the Issuer, the Guarantor and the Trustee, relating to the 2.700% Notes due 2032 (the “2032 Notes” and together with the 2026 Notes, the 2027 Notes, the 2028 Notes, the 2029 Notes, the 2030 Notes and the 2031 Notes, the “Notes”);

WHEREAS, the Issuer and Spirit Realty Capital, Inc. have entered into an Agreement and Plan of Merger, dated as of October 29, 2023 (the “Merger Agreement”), with Realty Income Corporation, a Maryland corporation (“RI”) and Saints MD Subsidiary, Inc., a Maryland corporation and a direct wholly owned subsidiary of RI (“Merger Sub”), pursuant to which, among other things, Spirit Realty Capital, Inc. has merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, RI has offered holders of the Notes to exchange (the “RI Exchange Offer”) any and all of the outstanding Notes for corresponding series of notes of RI on the terms and subject to the conditions set forth in the prospectus relating to the offers to exchange and solicitations of consents, dated as of [ • ], 202[4] (the “Prospectus”), forming a part of RI’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2023 and declared effective by the SEC on [ • ], 202[4];

WHEREAS, Section 8.2 of each applicable Supplemental Indenture provides that, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, voting as separate classes (the “Requisite Consents”), the Issuer and the Trustee may from time to time enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner not prohibited by Section 8.1 of each applicable Supplemental Indenture the rights of the holders of the Notes of such series under the Indenture, subject to certain exceptions set forth in Section 8.2 of each applicable Supplemental Indenture;

WHEREAS, in connection with the RI Exchange Offer, RI has also solicited consents from holders of the Notes to certain amendments (the “Proposed Amendments”) to the Indenture as described in the Prospectus and set forth in Article One of this Eighth Supplemental Indenture;

WHEREAS, RI has received and caused to be delivered to the Trustee evidence (which is attached as an exhibit to the Officer’s Certificate dated as of the date hereof) of the consents from holders of a majority of the outstanding aggregate principal amount of each series of the Notes, voting as separate classes, to effect the Proposed Amendments under the Indenture;

WHEREAS, the Issuer is undertaking to execute and deliver this Eighth Supplemental Indenture to delete or amend, as applicable, certain provisions and covenants in the Indenture in connection with the RI Exchange Offer and the related consent solicitation;

WHEREAS, except as otherwise defined herein in this Eighth Supplemental Indenture, capitalized terms used in this Eighth Supplemental Indenture have the meanings specified in the Indenture, as applicable. If the definition of any of the terms defined herein differs from its respective definition set forth in the Indenture, the definition set forth in this Eighth Supplemental Indenture shall control.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Issuer, the Guarantor and the Trustee hereby agree as follows:

ARTICLE ONE

AMENDMENT

From and after the Effective Date (as defined below), the Indenture is hereby amended as follows:

Section 1.1.  Covenants.

(a)       Solely with respect to the Notes, Sections 4.2 and 4.3 of the Base Indenture are deleted in their entirety and replaced, respectively, with the following:

Section 4.2 [Intentionally Omitted].

Section 4.3 [Intentionally Omitted].

(b)       Solely with respect to the Notes, Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of each Supplemental Indenture relating to such Notes are deleted in their entirety and replaced, respectively, with the following:

Section 6.1 [Intentionally Omitted].

Section 6.2 [Intentionally Omitted].

Section 6.3 [Intentionally Omitted].

Section 6.4 [Intentionally Omitted].

Section 6.5 [Intentionally Omitted].

Section 6.6 [Intentionally Omitted].

Section 6.7 [Intentionally Omitted].

Section 1.2 Effects of Section 1.1. Any and all references to any Articles and Sections of the Indenture which are deleted by any Article or Section of this Eighth Supplemental Indenture, and any and all obligations related solely to such deleted Articles or Sections throughout the Indenture, with respect to the applicable series of Notes, are of no further force or effect. Any and all terms defined in the Indenture or Notes which are (i) used in any Articles or Sections of the Indenture or Notes deleted by any Article or Section of this Eighth Supplemental Indenture and (ii) not otherwise used in any other Article or Section of the Indenture or Notes not affected by this Eighth Supplemental Indenture are hereby deleted. By consenting to the Proposed Amendments, each Holder of the Notes will be deemed to have waived any Default, Event of Default or other consequence under the Indenture for failure to comply with the terms of the provisions identified in Section 1.1 above (whether before or after the date hereof).

ARTICLE TWO

EFFECTIVENESS

Section 2.1. Effectiveness. Requisite Consents having been received, this Eighth Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto. Notwithstanding the foregoing, the amendments to the Base Indenture and the Supplemental Indentures set forth herein shall become effective only on and as of the date on which each of the following has been satisfied (the “Effective Date”): (a) RI has delivered to The Depository Trust Company for all validly tendering holders of the Notes (who have not validly withdrawn such tenders) the aggregate amount to be paid to such validly tendering holders the Total Consideration or Exchange Consideration, as applicable and as each is defined in the Prospectus, upon the terms and subject to the conditions in the Prospectus, due to such validly tendering holders and (b) RI notifies the Trustee that the Notes that are validly tendered (and not validly withdrawn) have been accepted for exchange by RI in accordance with the terms of the Prospectus.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 3.1.  Indenture.  Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

Section 3.2. Indenture and Supplemental Indenture Construed Together.

(a) This Eighth Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Eighth Supplemental Indenture shall henceforth be read and construed together.

(b) Upon the effectiveness of this Eighth Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(c) Upon the effectiveness of this Eighth Supplemental Indenture, each reference in the Notes to the Indenture, including each term defined by reference to the Indenture, shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

Section 3.3.  Trustee’s Disclaimer.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or the due execution thereof by the Company. The recitals contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of the claims against the Company (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture. The rights, protections and indemnities afforded the Trustee under the Indenture shall apply to the execution of this Eighth Supplemental Indenture and the transactions contemplated hereunder.

Section 3.4.  Governing Law.  THIS EIGHTH SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, EIGHTH SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 3.5.  Counterparts.  This Eighth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Eighth Supplemental Indenture and of signature pages by facsimile or PDF transmission or other electronic means shall constitute effective execution and delivery of this Eighth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Eighth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF or other electronic means shall be deemed to be their original signatures and shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures for all purposes.

Section 3.6.  Headings.  The Article and Section headings in this Eighth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms and provisions hereof.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, all as of the date first written above.

THE ISSUER:

SPIRIT REALTY, L.P.
By:	SPIRIT GENERAL OP HOLDINGS, LLC,
its sole general partner

By:
Name:
Title:

THE GUARANTOR:

SAINTS MD SUBSIDIARY, INC.

By:
Name:
Title:

THE TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Eighth Supplemental Indenture]